EXHIBIT 99.1

Westbridge Research Group

2011 STOCK OPTION AND STOCK COMPENSATION PLAN

1.   Purpose and Eligibility.

The purpose of this 2011 Stock Option and Stock Compensation Plan (the “Plan” of Westbridge Research Group, a California corporation (the “Company”) is intended to promote the future success and growth of the Company by providing stock options and other equity interests in the Company (each an “Award”) to Employees, non-Employee directors, consultants and advisors of the Company and it subsidiaries, all of whom are eligible to receive Awards under the Plan. The Plan may be expected to benefit the Company and its shareholders by making it possible for the Company to attract and retain the best talent.  Any person to whom an Award has been granted under the Plan is called a “Participant.”

2.           Types of Awards and Administration.

a.   Types of Awards. This Plan is intended to provide: (i) Employees of the Company opportunities to purchase shares of common stock, no par value, of the Company (the “Common Stock”) pursuant to options granted hereunder which qualify as “incentive stock options” under Section 422(b) of the Code (“Incentive Stock Options”); (ii) Employees, non-Employee directors, consultants and advisors of the Company opportunities to purchase Common Stock pursuant to options granted hereunder which do not qualify as Incentive Stock Options (“Non-Qualified Stock Options” and, together with Incentive Stock Options, “Options”); (iii) Employees, non-Employee directors, consultants and advisors of the Company by providing them with awards of Common Stock (“Stock Awards”); (iv) Employees, non-Employee directors, consultants and advisors of the Company by providing them with awards of Stock Units, and (v) Employees, non-Employee directors, consultants and advisors of the Company by providing them with Stock Appreciation Rights (“SARs”) and other Stock-Based Awards.

b.   Administration by Board of Directors.  The Plan will be administered by the Board of Directors of the Company (the “Board”) or by a committee appointed under the Board as provided by subsection (c) hereunder, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive on all parties.  The Board, in its sole discretion, shall have the authority to (i) grant and amend Awards; (ii) adopt, amend and repeal rules relating to the Plan; (iii) interpret and correct the provisions of the Plan and any Award; and (iv) amend the Plan and any Award issued hereunder in order to assure that such Awards do not provide a deferral of compensation that would be subject to Code Section 409A, and otherwise to administer the Plan so as to comply with applicable provisions of Code Section 409A or any regulations or IRS guidance issued thereunder.  All decisions by the Board shall be final and binding on all interested persons.  Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

c.   Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any and all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”).  All references in the Plan to the “Board” shall mean such Committee or the Board.

d.   Delegation to Executive Officers.  To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officers.

3.   Stock Available for Awards.

a.   Number of Shares.  Subject to adjustment under Section 3(b) hereof, the maximum number of shares of Common Stock that may be issued pursuant to the Plan initially is 92,688 shares, however, commencing with December 1, 2012 and on the anniversary date thereafter until the Plan is terminated, the number of shares authorized under the Plan shall be automatically recalculated to the amount of 20% of the Company’s common stock outstanding on the last day of the prior fiscal year, less any options, shares or other rights issued under the Company’s 2001 Stock option Plan and this Plan, and subject to such adjustments provided is Section 3b, below.  If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan.  If shares of Common Stock issued pursuant to the Plan are repurchased by, or are surrendered or forfeited to, the Company (regardless of whether the issue is an Option, Stock Award, Stock Unit, SAR or other Award granted under this Plan) at no more than cost, such shares of the Common Stock shall again be available for the grant of Awards under the Plan, provided that the cumulative number of such shares that may be so reissued under the Plan will not exceed the maximum number of shares permitted under this Plan.  Shares issued under the Plan may consist in whole or in part of authorized but unissued shares.

b.   Adjustment to Common Stock.  In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, (i) the number and class of securities available for Awards under the Plan and the per Participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Option, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding stock-based Award shall be adjusted by the Company (or substitutes Awards may be made) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is appropriate.  If Section 9(e)(i) hereof applies for any event, this Section 3(b) shall not be applicable.  Notwithstanding the foregoing, these adjustments shall be made to the extent necessary, in such a manner as to avoid any Award granted hereunder being classified as a deferral of compensation within the meaning of Code Section 409A, and the regulations or IRS guidance issued thereunder.

4.   Stock Options.

a.   General.  The Board may grant Options and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option and the Common Stock issued upon the exercise of each Option, including vesting provisions, repurchase provisions and restrictions relating to applicable federal or state securities laws, as it considers advisable.  The Board may grant Incentive Stock Options and Non-Qualified Stock Options or any combination of the two, in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in Section 424 of the Code.  Non-Qualified Stock Options may be granted to Employees, non-Employee directors, consultants or advisors.  An Option that does not qualify as an Incentive Stock Option, or that the Board does not intend to grant as an Incentive Stock Option, shall be a Non-Qualified Stock Option.

b.   Incentive Stock Options.  An Option that the Board intends to be an Incentive Stock option shall be granted only to employees and officers of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code.  The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such.  An Option or any part thereof that does not qualify as an Incentive Stock Option shall be a Non-Qualified Option. Incentive Stock Options granted under the Plan shall be subject to the following additional terms and conditions:

(i)    Each Incentive Stock Option granted under the Plan shall, at the time of grant, be specifically designated as such in the Award Agreement (as such term is defined herein) covering such Incentive Stock Option.

(ii)    If any individual to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such Incentive Stock Option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

(A)    The purchase price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the Fair Market Value of a share of Common Stock at the time of grant; and

(B)    The Option exercise period shall not exceed five (5) years from the date of grant.

(iii)    For as long as the Code shall so provide, Options granted to any individual under the Plan which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one (1) calendar year for shares of Common Stock with an aggregate Fair Market Value (determined as of the respective date or dates of grant) of more than $100,000.

(iv)    No Incentive Stock Option may be exercised unless, at the time of such exercise, the Participant is, and had been continuously since the date of grant of his or her Option, employed by the Company, except that:

(A)    An Incentive Stock Option may be exercised within the period of three (3) months after the date the Participant ceases to be an Employee of the Company (or within such lesser period as may be specified in the applicable Award Agreement) if and only to the extent that the Incentive Stock Option was exercisable at the date of employment termination, provided that the agreement with respect to such Option may designate a longer exercise period, and any exercise after such three-month period shall be treated as the exercise of a Non-Qualified Stock Option under the Plan;

(B)    If the Participant dies while in the employ of the Company, or within three (3) months after the Participant ceases to be in such employ, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the applicable Award Agreement) if and only to the extent that the Incentive Stock Option was exercisable at the date of death; and,

(C)    If the Participant becomes disabled (within the meaning of Section 422(e)(3) or any successor Section of the Code) while in the employ of the Company, the Incentive Stock Option may be exercised within the period of one (1) year after the date the Participant ceases to be in such employee because of such disability (or within such lesser period as may be specified in the applicable Award Agreement) if and only to the extent that the Incentive Stock Option was exercisable at the date of employment termination.

Not withstanding the foregoing provisions, no Incentive Stock Option may be exercised after its expiration date.

c.   Exercise Price.  The Board shall establish the exercise price (the “Exercise Price”) at the time each Option is granted and specify it in the applicable Award Agreement.  Notwithstanding the immediately preceding sentence, the Exercise Price shall not be less than the Fair Market Value of a share of the Common Stock on the date of grant of such option.  Notwithstanding anything in this Plan to the contrary, the price per share of Common Stock shall be determined in such a manner as not to be a deferral of compensation within the meaning of Code Section 409A and the regulations or IRS guidance issued thereunder.

d.   Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award Agreement, except that, in the case of an Incentive Stock Option, such date shall not be later than ten (10) years after the date on which the option is granted and, in all cases, options shall be subject to earlier termination as provided in the Plan.

e.   Exercise of Option.  Options may be exercised in full or in installments.  Options may be exercised only by delivery to the Company of (i) a written notice of exercise signed by the proper person, and (ii) payment in full as specified in Section 4(f) hereof for the number of shares for which the Option is exercised.

f.   Payment Upon Exercise.  Common Stock purchased upon the exercise of an option shall be paid for by one or any combination of the following forms of payment:

(i)    By check payable to the order of the Company;

(ii)    Except as otherwise explicitly provided in the applicable Award Agreement, and only if the Common Stock is then publicly traded, delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price; or

(iii)    To the extent explicitly provided in the applicable Award Agreement, by (x) delivery of shares of Common Stock owned by the Participant valued at Fair Market Value, (y) delivery of a promissory note of the Participant to the Company (and delivery to the Company by the Participant of a check in an amount equal to the  value of the shares purchased), or (z) payment of such other lawful consideration as the Board may determine.

5.   Restricted Stock.

a.   Grants.  The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

b.   Terms and Conditions.  The Board shall determine the terms and conditions of any such Restricted Stock Award.  Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee).  After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”).  In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

c.   Rights.  Participants shall have full stockholder rights with respect to Restricted Stock Awards shares upon issuance and delivery of a stock certificate representing such shares, whether of not a Participant’s interest in such shares is vested.   Accordingly, Participants shall have the right to vote such shares and, subject to this Section 5, to receive any dividends or non-cash distributions with respect to such shares.  No adjustment shall be made for dividends or other rights for which the record date is prior to the date any such stock certificate is issued.

6.   Stock Units.

a.   General.  The Board may grant Stock Units to an Employee, non-Employee director, consultant or advisor upon such terms and conditions as the Board deems appropriate under this Section 6.  Each Stock Unit represents the right of the Participant to receive a share of Common Stock or an amount based on the value of a share of the Common Stock.  All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.

b.   Terms of the Stock Units.  The Board may grant Stock Units that are payable on terms and conditions determined by the Board, which may include payments based on achievement of performance goals.  Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Board.  The Board shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

c.   Payment.  Payment with respect to Stock Units shall be made in cash, in Common Stock, or in a combination of the two, as determined by the Board.  The Award Agreement will specify the maximum number of shares that can be issues under the Stock Units.

d.   Requirement or Employment or Service.  The Board shall determine in the Award Agreement the circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which the Stock Units may be forfeited.

7.   Stock Appreciation Rights and Other Stock-Based Awards.

a.   Stock Appreciation Rights.  The Board may grant SARs to an Employee, non-Employee director, consultant or advisor, separately or together with an Option or other Award.  The following provisions are applicable to SAR’s.

(i)   Base Amount.  The Board shall establish the base amount of the SAR at the time the SAR is granted.  The base amount of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, an amount at least equal to the Fair Market Value of a share of Common Stock as of the date of the grant of the SAR.

(ii)   Tandem SARs.  The Board may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option.  In the case of tandem SARs, the number of SARs granted that are exercisable during a specific period shall not exceed the number of shares of Common Stock that the Participant may purchase upon the exercise of the related Option during such period.  Upon the exercise of an Option, the SARs relating to the Common Stock covered by such Option shall terminate.  Upon the exercise of SARs, the related option shall terminate to the extent of an equal number of shares of Common Stock.

(iii)   Exercisability.  A SAR shall be exercisable during the period specified by the Board in the Award Agreement and shall be subject to such vesting and other restrictions as may be specified in the Award Agreement.  The Board may grant SARs that are subject to achievement of performance goals or other conditions. The Board may accelerate the exercisability of any or all of the outstanding SARs at any time for any reason.  SARs may only be exercised while the Participant is employed by, or providing service to, the Company.  A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(iv)   Value of SARs.  When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised.  The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Common Stock on the date of exercise of the SAR exceeds the base amount of the SAR described in Subsection (i).

(v)   Form of Payment.   The Board shall determine whether the stock appreciation for a SAR shall be paid in the form of shares of Common Stock, cash or a combination of the two.  For purposes of calculating the number of shares of the Company Stock to be received, shares of Common Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of the Company Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of fractional shares.

b.   Other Stock-Based Awards.

The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of phantom stock awards or stock units.

8.           Qualified Performance-Based Compensation.

a.           Designation as Qualified Performance-Based Compensation.  The Board may determined that the Stock Awards, SARs or other stock-based awards granted to an Employee shall be considered “qualified performance-based compensation” under Section 162(m) of the Code, in which case this Section 8 applies to such grants.  The Board may also grant Options under which the exercisability of the Options is subject to achievement of performance goals as described in this Section or otherwise.

b.           Performance Goals.  When grants are made under this Section 8, the Board shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which the performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Board deems appropriate and consistent with the requirements of Section 162(m) of the Code.  The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals shall be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met.  The Board shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to grants identified by the Board as “qualified performance-based compensation.”

c.           Criteria Used for Objective Performance Goals.  The Board shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, price-earnings multiples, gross profit, net earnings, operating earnings, revenue, revenue growth, productivity, margin, EBITDA, net capital employed, return on assets, shareholder return, new product releases, market penetration goals, customer growth, geographic business expansion goals, quality improvements, manufacturing improvements, customer programs, goals related to acquisitions or divestitures, goals related to regulatory approvals, or other objectively determinable performance goals.  Performance goals do not need to be uniform among Participants.

d.           Timing of Establishment of Goals.  The Board shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code.

e.           Certification of Results.  The Board shall certify the performance results for the performance period specified in the Award Agreement after the performance period ends.  The Board shall determine the amount, if any, to be paid pursuant to each grant based on the achievement of the performance goals and the satisfaction of all other terms of the grant.

f.           Death, Disability or Other Circumstances.  The Board may provide in the grant that grants under this Section 8 shall be payable, in whole or in part, in the event of the participant’s death or disability, a change in control (as defined herein) or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Code.

9.           General Provisions Applicable to Awards.

a.           Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant.  References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

b.           Documentation.  Each Award under the Plan shall be evidenced by a written instrument (an “Award Agreement”) in such form as the Board shall determine or as executed by an officer of the Company pursuant to authority delegated by the Board.  Each Award Agreement may contain certain terms and conditions in addition to those set forth in the Plan, provided that such terms and conditions do not contravene the provisions of the Plan.  The Board may amend or modify each Award Agreement in any manner to the extent that the Board would have had the authority to grant such Award under the Award Agreement as so modified or amended, including without limitation changing the dates as of which an Award becomes exerciseable or restrictions on shares of the Common Stock lapse.  The foregoing notwithstanding, no modification of an Award Agreement may be made that would materially, adversely affect a Participant without the approval of the Participant; provided that the Board may modify any Award Agreement if such modification is required by applicable law or as necessary or appropriate in order to assure that no Award granted hereunder would be classified as a deferral of compensation under Code Section 409A and the regulations or IRS guidance issued thereunder.

c.           Board Discretion.  The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

d.           Termination of Status.  The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.  Notwithstanding the foregoing, if a Participant’s employment or other relationship with the Company is terminated for “Cause,” the Options issued to such Participant shall terminate on the date of such termination and shall there upon not be exercisable to any extent whatsoever.  For purposes of the Plan, “Cause” is conduct, as determined by the Board, involving one or more of the following: (i) willful misconduct by the Participant which is injurious to the Company; or (ii) the commission of an act of embezzlement, fraud or deliberate disregard of the rules or policies of the Company which results in economic loss, damages or injury to the Company; or (iii) the unauthorized disclosure of any trade secret or confidential information of either the Company or any third party who has a business relationship with the Company; or (iv) a violation of any non-competition covenant or assignment of inventions obligations with the Company; or (v) the commission of an act which induces any party to break a contract with the Company or to decline to do business with the Company; or (vi) the conviction of the Participant of a felony; or (vii) the failure of the Participant to perform in any material respect his or her employment or engagement obligations without proper cause therefor.

e.           Change of Control of the Company.

(i)           Consequences of Change in Control.

(A)           Change of Control Defined.  An “Change of Control” shall be deemed to have occurred if:

(i)           Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more that 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors;

(ii)           The consummation of (a) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, (b) a sale or other disposition of all or substantially all of the assets of the Company, or (c) a liquidation or dissolution of the Company; or

(iii)           Any other acquisition of the business of the Company, as determined by the Board.

(B)           Change in Control Consequences.  In the event of a Change in Control, the Board may take any one or more of the following actions with respect to any or all outstanding grants, without the consent of any Participant:

(i)           The Board may determine the outstanding Options and SARs shall be fully exercisable, and restrictions on outstanding Stock Awards and Stock Units shall lapse, as of the date of the Change in Control or such other time or subject to such other specific conditions as the Board determines.

(ii)           The Board may require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Common Stock as determined by the Board, in an amount equal to the amount by which the then Fair Market Value of the shares of Common Stock subject to the Participant’s unexercised options and SARs exceeds the Exercise Price, if any, and on such other terms as the Board determines.

(iii)          After giving Participants an opportunity to exercise their Options and SARs, the Board may terminate any or all unexcercised Options and SARs at such time as the Committee deems appropriate.

(iv)          With respect to Participants holding Stock Units or other stock based awards, the Board may determine that such Participants shall receive one or more payments in settlement of such Stock Units or other stock based awards, in an amount and form and on such terms as may be determined by the Board.

(v)           The Board may determine that grants that remain outstanding after the Change in Control shall be converted into similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

Such acceleration, surrender, termination, settlement or assumption shall take place as of the date of the Change in Control or such other date as the Board may specify.  Any conversion described above, shall conform to the requirements of Treasury Department Regulation Section 1.424-1, construed as if the options under the Plan were statutory options, and any other requirements the satisfaction of which the Board determines to be necessary or appropriate to avoid classification as a deferral of compensation under Code Section 409A and the regulations or IRS guidance issued thereunder.

(ii)           Parachute Awards.  Notwithstanding the provisions of this Section 9, if, in connection with an Change in Control described therein, a tax under Section 4999 of the Code would be imposed on the Participant (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code), then the number of Awards which shall become exercisable, realizable or vested as provided in such section shall be reduced (or delayed), to the minimum extent necessary, so that no such tax would be imposed on the Participant (the Awards not becoming so accelerated, realizable or vested, the “Parachute Awards”); provided that if the “aggregate present value” of the Parachute Awards would exceed the tax that, but for this sentence, would be imposed on the Participant under Section 4999 of the Code in connection with the Change in Control, then the Awards shall become immediately exercisable, realizable and vested without regard to the provisions of this sentence. For purposes of the preceding sentence, the “aggregate present value” of an Award shall be calculated on an after-tax basis (other than taxes imposed by Section 4999 of the Code) and shall be based on economic principles rather than the principles set forth under Section 280G of the Code and the regulations promulgated thereunder.  All determinations required to be made under this Section 9(e)(iii) shall be made by the Company.

f.           Withholding.  Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability.  The Board may allow Participants to satisfy such tax obligations in whole or in part by transferring shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value.  The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

g.           Amendment of Awards.  The Board may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefor another Award of the same of a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Non-Qualified Stock Option, provided that, the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

h.           Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

i.           Acceleration.  The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of some or all restrictions, or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may (i) cause the application of Sections 280G and 4999 of the Code if a change in control of the Company occurs, or (ii) disqualify all or part of the Option as an Incentive Stock Option.

j.           Maintenance of Exemption from Code Section 409A.  Awards issued under this Plan are intended to meet the requirements for exemption from coverage under Code Section 409A and all grants shall be construed and administered accordingly.

10           Miscellaneous.

a.           Definitions.

(i)           “Company” for purposes of eligibility under the Plan, shall include any present or future subsidiary corporations of Westbridge Research Group, as defined in Section 424(f) of the Code (a “subsidiary”), and any present or future parent corporation of Westbridge Research Group, as defined in Section 424(e) of the Code.  For purposes of Awards other than Incentive Stock Options, the term “Company” shall include any other business venture in which the Company has a direct or indirect significant interest, as determined by the Board in its sole discretion.

(ii)           “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(iii)           “Employee” for purposes of eligibility under the Plan (but not for purposes of Section 4(b) hereof) shall include a person to whom an offer of employment has been extended by the Company.

(iv)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)           “Fair Market Value” if shares of the Common Stock are not then publicly traded, shall be determined by any reasonable method chosen by the Board, including, for example, any valuation method described in Treasury Regulation Section 20.2031-2, or as determined pursuant to the applicable Award Agreement.

(vi)           “Stock Unit” means an award of a phantom unit representing a share of Common Stock as described in Section 8.

b.           No Right to Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company.  The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant, with or without cause, free from any liability or claim under the Plan.

c.           No Rights as Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

d.           Corporate Transactions.  Nothing in this Plan is intended to limit the right of the Board to make grants of under this Plan or outside of this Plan in connection with acquisitions, purchases, mergers and other business ventures.  Additionally, the Board may grant Awards to outside of this Plan.  The Board may make a grant to an employee of another corporation who becomes an employee of the Company through acquisition,  merger or other reorganization in lieu of or to replace grants made by that employee’s other corporation.

e.           Effective Date and Term of Plan.  The Plan shall become effective on the date on which it is adopted by the Board and the stockholders of the Company (the “Effective Date”).  No Awards shall be granted under the Plan after the completion of ten years from the Effective Date, but Awards previously granted may extend beyond that date.

f.           Amendment of Plan.

(i)           The Board may amend, suspend or terminate the Plan or any portion thereof at any time, except that if at any time the approval of the stockholders of the Company is required for any modification or amendment under Section 422 or any successor section of the Code with respect to Incentive Stock Options or under Rule 16b-3 (“Rule 16(b)-3”) or any successor rule promulgated under the Securities Exchange Act of 1934, as amended, or otherwise under applicable law or regulations, the Board may not effect such modification or amendment without such approval.

(ii)           The termination or any modification or amendment of the Plan shall not, without the consent of a Participant, affect his or her rights under Awards previously granted to him or her.  With the consent of the affected Participant, the Board may amend outstanding Award Agreements in a manner not inconsistent with the Plan.  The Board shall have the right to amend or modify (i) the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such Options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, and (ii) the terms and provisions of the Plan and of any outstanding Option to the extent necessary to ensure the qualification of the Plan under Rule 16b-3.

g.           Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the state of California, without regard to any applicable conflicts of law.

Board Adoption Date: April 1, 2011	Shareholder Adoption Date: June 10, 2011